Exhibit 99.1

News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Ian Bailey
(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN ANNOUNCES ALLURE OF THE SEAS FINANCING

MIAMI – December 21, 2009 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced it has arranged commitments for unsecured financing in the amount of up to USD 1,130,000,000 or 80 percent of the contract price of Royal Caribbean International’s Allure of the Seas.

The facility will be 95 percent guaranteed by Finnvera, the official export credit agency of Finland, and amortizes over 12 years. BNP Paribas, Citi, Nordea Bank and SEB have each committed to provide 25 percent of the financing and each has a seven year put option. The company has an option of a floating or fixed rate of interest. The commitments are subject only to customary closing conditions.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisières de France. The company has a combined total of 39 ships in service and four under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com.